EXHIBIT INDEX
                                  -------------




    Exhibit
    NUMBER     EXHIBIT NAME                                          LOCATION
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     99.1      Press release dated April 30, 2001                 Filed herewith
     99.2      Press release dated May 1, 2001                    Filed herewith

                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Media Contact:                                             Investor Contact:
Eric McErlain                                                    Kevin Libby
PSINet Media Relations                             PSINet Investor Relations
(703) 726-1327                                                (703) 726-1245
MCERLAINE@PSI.COM                                             LIBBYK@PSI.COM
-----------------                                             --------------

                  PSINET ANNOUNCES MANAGEMENT AND BOARD CHANGES

                      BOARD FORMS RESTRUCTURING COMMITTEE

ASHBURN, VA..--(BUSINESS WIRE)--April 30, 2001--PSINet Inc. (OTCBB: PSIX - news) today announced several significant appointments designed to strengthen its operations and manage its restructuring efforts.

Harry G. Hobbs has been appointed Chief Executive Officer, replacing William L. Schrader. Mr. Hobbs has also been named to the Company's Board of Directors. Mr. Hobbs has served PSINet in various capacities since 1997, most recently as President and Chief Operating Officer, and has been instrumental in efforts over the past several months to streamline the Company's operations. In his expanded position, Mr. Hobbs will focus primarily on developing and executing a business plan aimed at moving PSINet through its restructuring.

The Company also announced that Lawrence E. Hyatt, the Company's Executive Vice President and chief financial officer, has assumed the additional responsibility of chief restructuring officer, working closely with bondholders and other creditors in addressing options to rationalize the balance sheet. Kathleen B. Horne, the Company's Executive Vice President and general counsel, will also play an integral role in PSINet's restructuring efforts.

The Company also announced that its Board of Directors has formed a Restructuring Committee in order to facilitate the management of the Company's restructuring efforts. This Committee will be chaired by Ralph J. Swett and other members will include Mr. Hobbs and Dr. William H. Baumer.

In addition, Ian Sharp has been named chairman of the Board of Directors, succeeding Mr. Schrader, who will remain as a member of the Board and serve the Company in an advisory capacity.

"Bill Schrader is one of the true pioneers of the commercial Internet. His founding vision led PSINet to assemble valuable assets, including one of the largest and most advanced global networks and 16 state-of-the-art hosting centers," Mr. Sharp said. "Given the changed circumstances within the marketplace and the Company, we need to focus the Company's efforts on preserving and enhancing this value. I am confident in our new team's ability to achieve this objective."

Mr. Hobbs has served PSINet in various capacities since 1997 and has been instrumental in streamlining its operations and improving its customer service. He has over 25 years of experience in the communications industry, primarily in developing and implementing customer care programs for industry pioneers, such as MCI and American Personal Communications, LP ("APC"). Before joining PSINet, Mr. Hobbs served as Vice President of Customer Care for APC, a provider of wireless communications services and an affiliate of Sprint PCS, from February 1995 to August 1997. Prior to that, he served MCI for 17 years, holding a variety of positions in the Customer Service, Operations and Large Account Support business units, including vice president of Global Customer Service in the original Concert Group.

Mr. Hyatt has over 25 years of financial operations experience. Prior to joining PSINet in July 2000, Mr. Hyatt was a top financial executive within the Marriott family of companies for nearly 20 years, most recently serving as chief financial officer for Sodexho Marriott Services, Inc. and HMSHost Corporation. Ms. Horne has served the Company since 1996. Prior to joining PSINet's in-house legal team in 1996, Ms. Horne practiced corporate and securities law as a partner in the New York City office of Nixon, Hargrave, Devans & Doyle LLP, where she specialized in mergers and acquisitions, corporate finance and securities transactions.

As previously announced, PSINet's cash, cash equivalents, short-term investments and marketable securities are not expected to be sufficient to meet the Company's anticipated cash needs. The Company and its advisors continue to analyze and pursue certain financial and strategic alternatives, including the possible sale of all or a portion of the Company, while also exploring alternatives to restructure the Company's obligations to its bondholders and other creditors. PSINet cannot provide any assurance that even if any of such alternatives are implemented, it will not run out of cash.

The Company will continue to be assisted by financial advisors Dresdner Kleinwort Wasserstein and Goldman Sachs & Co.

Headquartered in Ashburn, VA, PSINet is a leading provider of Internet and IT solutions offering flex hosting solutions, global eCommerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, web hosting and switching facilities, currently providing direct access in more than 900 metropolitan areas in 27 countries on five continents.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, the doubt as to PSINet's ability to continue as a going concern, risks associated with efforts to restructure the obligations of PSINet and PSINet Consulting Solutions, risks associated with proceedings likely to be commenced by or against PSINet or one or more of its subsidiaries under the federal bankruptcy code, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, and other factors that are discussed in the Company's Form 10-K and other documents periodically filed with the SEC.